UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 14, 2008

CYTORI THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-32501	33-0827593
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

3020 Callan Road, San Diego, California 92121
(Address of principal executive offices, with zip code)

(858) 458-0900
(Registrant's telephone number, including area code)

n/a
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry Into a Material Definitive Agreement

On October 14, 2008, Cytori Therapeutics, Inc. (the “Company”) entered into a Loan and Security Agreement (the “Loan Agreement”) with General Electric Capital Corporation (“GECC”) and Silicon Valley Bank (together, the “Lenders”), pursuant to which the Lenders agreed to make term loans (each a “Term Loan” and collectively, the “Term Loans”) to the Company in an aggregate principal amount of up to $15.0 million, subject to the terms and conditions set forth in the Loan Agreement (the “Loan Facility”).  As security for its obligations under the Loan Agreement, the Company granted a security interest in substantially all of its existing and after-acquired assets, including its intellectual property assets.

On October 14, 2008, the Lenders funded an initial term loan in the principal amount of $7.5 million (the “Initial Term Loan”).  The Company may request one additional term loan in the principal amount of $7.5 million on or before December 12, 2008 (the “Subsequent Term Loan”), subject to satisfying certain financial conditions.  Each Term Loan shall accrue interest at a fixed rate of 10.58% per annum.  The Company is required to repay the Initial Term Loan over a period of approximately 36 months, and if the Subsequent Term Loan is made, the Company will be required to repay it over a period of approximately 36 months.  At maturity of each Term Loan, the Company will make a final payment equal to 5% of each Term Loan (the “Final Payment Fee”).

The Loan Agreement contains customary representations and warranties and customary affirmative and negative covenants, including, among others, minimum cash and cash liquidity requirements.  In addition, it contains customary events of default that entitle the Lenders to cause any or all of the Company’s indebtedness under the Loan Agreement to become immediately due and payable.  The events of default include any event whereby Olympus Corporation obtains the right under agreements between the Company and Olympus (the “Olympus Agreements”) to require the Company to purchase or sell any shares of its joint venture subsidiary, and any event of default by the Company under the Olympus Agreements. The Company may voluntarily prepay the Term Loans in full, but not in part and any voluntary or mandatory prepayment is subject to applicable prepayment premiums.  The Company will also be required to pay the Final Payment Fee in connection with any voluntary or mandatory prepayment.

The proceeds of the Initial Term Loan, after payment of lender fees and expenses and the repayment of existing equipment loan indebtedness to GECC, are approximately $6.8 million.  The net proceeds will be used for working capital, capital expenditures and other general corporate purposes.

On October 14, 2008, pursuant to the terms and conditions of the Loan Agreement, the Company issued to each Lender a warrant to purchase up to 89,074 shares of the Company’s common stock at an exercise price equal to $4.21 per share (the “Warrants”).  The Warrants are immediately exercisable and will expire on October 14, 2018.

A copy of the press release announcing the Loan Facility is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 2.03                      Creation of a Direct Financial Obligation or an Off-Balance Sheet Arrangement of Registrant

The information set forth in Item 1.01 of this Current Report on Form 8-K that relates to the creation of a direct financial obligation of the Company is incorporated by reference into this Item 2.03.

Item 3.02                      Unregistered Sale of Equity Securities

The information set forth in Item 1.01 of this Current Report on Form 8-K that relates to the issuance of the Warrants is incorporated by reference into this Item 3.02.

The offer and sale of the Warrants have not been registered under the Securities Act of 1933, as amended (the “Securities Act”).  The Warrants were offered and sold to accredited investors in reliance upon exemptions from registration under Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

Item 9.01                      Financial Statements and Exhibits

(d)           Exhibits.    The following material is furnished as an exhibit to this Current Report on Form 8-K:

99.1	Cytori Therapeutics, Inc. Press Release, dated October 15, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYTORI THERAPEUTICS, INC.

Date: October 15, 2008	By: /s/ Mark E. Saad
Mark E. Saad
Chief Financial Officer